Exhibit 99.1

Special Attention

June 2, 2009
Bulletin No. 1326

New Retained Earnings Buildup Target

Dear Chief Executive Officer:

The Bank periodically updates the analysis and methodology used to calculate the Bank's target for the buildup of retained earnings. In response to higher-than-anticipated projected loss rates on collateral supporting the Bank's non-agency mortgage-backed securities (MBS) because of continued deterioration in the housing and mortgage markets, and in light of recent changes to the accounting guidance for other-than-temporary impairment of MBS, the Bank has updated the analysis and methodology, and the Bank's Board of Directors has approved a revised target of $1.2 billion for the buildup of retained earnings. The previous target was $747 million.

These retained earnings are intended to protect members' paid-in capital from the effects of an extremely adverse credit event, an extremely adverse operations risk event, an extremely adverse SFAS 133 or SFAS 159 quarterly result, and the risk of higher-than-anticipated credit losses related to other-than-temporary impairment of non-agency MBS, especially in periods of extremely low pre-SFAS 133 and pre-SFAS 159 net income resulting from an adverse interest rate environment.

As of March 31, 2009, retained earnings available to meet the $1.2 billion retained earnings target totaled $859 million, including prior period retained earnings, the cumulative effect of applying the new accounting guidance, and first quarter 2009 earnings.

The Board of Directors has also amended the Bank's Retained Earnings and Dividend Policy. The policy will no longer provide for the Bank to retain a fixed percentage of earnings toward the retained earnings target each quarter. Instead, the Bank will designate any earnings not restricted for other reasons or not paid out in dividends as restricted retained earnings for the purpose of meeting the target.

The Board of Directors has not yet determined whether the Bank will pay a second quarter dividend or when the Bank will resume repurchasing excess stock.

The Bank's retained earnings target and the Retained Earnings and Dividend Policy may be changed at any time. The Board of Directors will periodically review the policy, methodology, and analysis to determine whether any adjustments are appropriate. In addition, the Federal Housing Finance Agency could require the Bank to set a different target or to change the amount of earnings that may be made available for dividends. We will notify you of any significant changes to the target or to the policy. If you have any questions about the target or the policy, please contact your Relationship Manager.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "is intended," "will," "may," "could," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.